SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  December 19,2000


                     Stratus Properties Inc.
     (Exact name of registrant as specified in its charter)

     Delaware                 0-19989             72-1211572
 (State or other            (Commission          (IRS Employer
 jurisdiction of            File Number)         Identification
 incorporation or                                    Number)
   organization)

                 98 San Jacinto Blvd., Suite 220
                       Austin, Texas 78701
            (address of principal executive offices)

 Registrant's telephone number, including area code:  (512)478-5788


Item 5.   Other Events.

Stratus Properties Inc. announces the following regarding the receipt of $6.9 million from the City of Austin:

Stratus Properties Inc. announced today that it has received $6.9 million (including $0.6 million of interest) from the City of Austin as final payment of Stratus' Circle C Municipal Utility District reimbursement claims. When the City annexed a portion of the Circle C development in 1997, it became obligated to reimburse Stratus for certain previously incurred utility infrastructure costs. In the fourth quarter of 2000, Stratus expects to record a gain estimated to be in excess of $6 million related to the payment.

     As previously reported, Stratus received approximately $10.5 million of Circle C Municipal Utility District reimbursements from the City in 1999 as a partial settlement of Stratus' claims. As a result of continuing negotiations between the City and Stratus, the City has paid Stratus today's $6.9 million for a total of $17.4 million in full and final settlement of the City's obligations in this matter; as a result, Stratus has agreed to dismiss its lawsuit against the City. Stratus looks forward to continuing a positive and cooperative dialogue with the City in an effort to address other land use issues.

     Stratus used the $6.9 million proceeds to reduce its outstanding indebtedness. Stratus' total outstanding indebtedness is now less than $9.5 million, which is the lowest level in its history.




                            SIGNATURE
                       ------------------

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Stratus Properties Inc.


                              By:   /s/ C. Donald Whitmire, Jr.
                                   ------------------------------
                                       C. Donald Whitmire, Jr.
                                    Vice President-Controller
                                     (authorized signatory and
                                   Principal Accounting Officer)

Date:  December 19, 2000